EX. 99.1 Letter to shareholders

To Shareholders and Friends,

We’re pleased to present to you the first annual report for SouthCrest Financial Group, Inc.

2004 was an exciting and eventful year as on September 30, First Polk Bankshares, Inc. and Upson Bankshares, Inc. combined in a merger of equals transaction. We believe that in the merger, we have brought together two companies with complimentary strengths but similar values. Our family of locally-controlled community banks share a strong commitment to providing excellent customer service and building shareholder value.

In December, our stock became listed on the Over the Counter Bulletin Board under the symbol “SCSG,” which means that shares of our stock can now be traded through brokers. In January 2005, we increased our quarterly dividend to 12 cents per share, and we were pleased to announce on April 1, 2005 another 12 cents per share dividend to be paid on April 29 to shareholders of record on April 15.

We are proud of our results for 2004. As a result of the merger, our total assets were $407.7 million at year-end, a 59% increase over 2003, and our total shareholders’ equity was $50.7 million compared to $26.0 million last year. For 2004, we recorded net income of $3,857,000, a 16% increase over last year. Return on average assets remained at 1.32% for the year.

During 2004, we have taken several steps to leverage our excess capital. In November, we launched SouthCrest Bank in Fayetteville, Georgia, a full-service banking office serving the vigorous Fayette County market. SouthCrest Bank has excellent growth potential and we believe that its future is bright. Also in November, we began an expansion of First National Bank of Polk County’s Rockmart office. Rockmart is also a high growth market, and we anticipate that with the expanded space, we will be better equipped to meet the growing opportunities to provide financial services in that market. The building project should be complete by June 2005.

During 2005, we will continue to build on our strengths that were enhanced by the merger. Other objectives include an effort to improve shareholder value by taking advantage of economies of scale, and consolidating operations where feasible. We plan to rollout new products and services to meet our customers banking needs, while addressing their privacy and security concerns. We are undertaking a significant building project to update and expand Bank of Upson’s main facility in downtown Thomaston.

On behalf of the Board of Directors, the management team and bank staff, we thank you for your continued support and confidence in SouthCrest Financial Group, Inc.

Sincerely,

/s/Daniel W. Brinks	/s/ Larry T. Kuglar
Daniel W. Brinks	Larry T. Kuglar
Chairman and Chief Operating Officer	President and Chief Executive Officer